As filed with the Securities and Exchange Commission on March 24, 2005

Registration No.        -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

XENOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0412269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

860 Atlantic Avenue Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

2004 Equity Incentive Plan

2004 Director Stock Plan

(Full title of the plans)

David W. Carter, Chief Executive Officer

Pamela R. Contag, Ph.D., President

Xenogen Corporation

860 Atlantic Avenue

Alameda, California 94501

(Name and address of agents for service)

(510) 291-6100

(Telephone number, including area code, of agents for service)

Copy to:

Karen A. Dempsey, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

(415) 947-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001, to be issued pursuant to the 2004 Equity Incentive Plan	443,086	$5.38	$2,383,803	$280.57
Common Stock, par value $0.001, to be issued pursuant to the 2004 Director Stock Plan	45,720	$5.38	$245,974	$28.95
TOTAL:	488,806		$2,629,777	$309.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also be deemed to cover any additional shares of the Registrant’s Common Stock that become issuable under the above listed plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of Registrant’s outstanding shares of Common Stock.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average high and low prices as reported on the Nasdaq National Market on March 17, 2005.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933, as amended.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents and information previously filed with the Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

1. The Registrant’s Annual Report on Form 10-K for the period ended December 31, 2004 filed with the Commission on March 21, 2005.

2. The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain investment partnerships of Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially own 6,248 shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers, which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or executive officers. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. The Registrant intends to enter into indemnification agreements with any directors and executive officers in the future.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, independent auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on March 23, 2005.

XENOGEN CORPORATION

By:	/s/ William A. Albright, Jr.
William A. Albright, Jr.
Chief Financial Officer and Senior Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Carter and William A. Albright, Jr. his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 2005.

Signature	Title

/s/ David W. Carter David W. Carter	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Pamela Reilly Contag, Ph.D. Pamela Reilly Contag, Ph.D.	President and Director

/s/ William A. Albright, Jr. William A. Albright, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael F. Bigham Michael F. Bigham	Director

/s/ Robert W. Breckon Robert W. Breckon	Director

/s/ Christine B. Cordaro Christine B. Cordaro	Director

/s/ Michael R. Eisenson Michael R. Eisenson	Director

/s/ William A. Halter William A. Halter	Director

/s/ Chris Jones Chris Jones	Director

/s/ Gregory T. Schiffman Gregory T. Schiffman	Director

/s/ Raymond J. Whitaker, Ph.D. Raymond J. Whitaker, Ph.D.	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Deloitte & Touche LLP, independent auditors

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4)